Exhibit 10.1
EMPLOYMENT AGREEMENT
     AGREEMENT, is made effective October 1, 2005 (the “Effective Date’) and entered into as of the 17th day of April 2006 by and between NYMAGIC, INC., a New York corporation (together with its successors and assigns, the “Company”), and A. George Kallop (the “Executive”).
W I T N E S S E T H:
     WHEREAS, the Company desires to continue to employ the Executive pursuant to an agreement embodying the terms of such employment (this “Agreement”) and the Executive desires to enter into this Agreement and to accept such employment, subject to the terms and provisions of this Agreement.
     NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the receipt of which is mutually acknowledged, the Company and the Executive (individually a “Party” and together the “Parties”) agree as follows:
1.	Term of Employment.
          (a) The term of the Executive’s employment under this Agreement shall commence on the Effective Date and end on December 31, 2008 (the “Original Term of Employment”), unless terminated earlier in accordance herewith. The Original Term of Employment shall be automatically renewed for successive one-year terms (the “Renewal Terms”) unless at least 90 days prior to the expiration of the Original Term of Employment or any Renewal Term, either Party notifies the other Party in writing that he or it is electing to terminate this Agreement at the expiration of the then current Term of Employment. “Term of Employment” shall mean the Original Term of Employment and all Renewal Terms.
          (d) Notwithstanding anything in this Agreement to the contrary, at least one year prior to the expiration of the Original Term of Employment, upon the written request of the Company or the Executive, the Parties shall meet to discuss this Agreement and may agree in writing to modify any of the terms of this Agreement.
2.	Position, Duties and Responsibilities.
          (a) Generally. The Executive shall serve as President and Chief Executive Officer and as a member of the Board of Directors (the “Board”) of the Company. For so long as he is serving on the Board, the Executive agrees to serve as a member of any committee of the Board to which he is elected. In any and all such capacities, the Executive shall report only to the Board. The Executive shall have and perform such duties, responsibilities, and authorities as are customary for the president and chief executive officer of corporations of similar size and businesses as the Company as they may exist from time to time and as are consistent with such positions and status. The Executive shall devote substantially all of his business time and attention (except for periods of vacation or absence due to illness), and his best efforts, abilities, experience, and talent to the positions of President and Chief Executive Officer and for the Company’s businesses. In the event of termination of the Executive’s employment under this Agreement, the Executive’s membership on the Board and any committees thereof shall also be terminated effective on the date of termination of Executive’s employment.
(b) Other Activities. Anything herein to the contrary notwithstanding, nothing in this Agreement shall preclude the Executive from (i) serving on the boards of directors of a reasonable number of other corporations or the boards of a reasonable number of trade associations and/or charitable organizations, (ii) engaging in charitable activities and community affairs, (iii) managing his personal investments and affairs, provided that such activities do not materially interfere with the proper performance of his duties and responsibilities under this Agreement and (iv) performing consulting services for Mariner Partners, Inc. , or any of its successors, affiliates, stockholders or members (collectively, “Mariner”).
          (c) Place of Employment. The Executive’s principal place of employment shall be the Company’s principal corporate office.
          (d) Rank of the Executive Within Company. As President and Chief Executive Officer of the Company, the Executive shall be the Company’s highest-ranking executive.
3.	Base Salary.
          The Executive shall be paid an annualized salary, payable in accordance with the regular payroll practices of the Company, of not less than $400,000, subject to review for increase at the discretion of the Compensation Committee (the “Committee”) of the Board (“Base Salary”).
4.	Annual Incentive Awards.
          The Executive shall participate in the Company’s annual incentive compensation plan with a target Annual Incentive Award opportunity of 75% of Base Salary and a maximum Annual Incentive Award opportunity of 150% of Base Salary (the “Annual Incentive Award”). Payment of the Executive’s Annual Incentive Award shall be made within 2 months of the Company’s fiscal year-end, and all amounts in excess of $200,000 shall be paid as an award of an equivalent amount of Unrestricted Shares under the Company’s 2004 Amended and Restated Long-Term Incentive Plan (the “LTIP”), valued at the closing price of the Company’s stock on the New York Stock Exchange on the date of such award.

5.	Long-Term Incentive Programs.
          (a) Grant of Restricted Shares. On the date of the execution of this Agreement, the Executive shall be granted 8,000 Restricted Shares under the LTIP, which shall vest on December 31, 2006, contingent upon the Executive’s continued employment with the Company on that date. The Executive shall also be granted additional annual awards of 8,000 Restricted Shares on each of January 1, 2007 and January 1, 2008, which shall vest on December 31, 2007 and December 31, 2008 respectively, contingent upon the Executive’s continued employment with the Company on those dates (the “Restricted Share Grants”).
          (b) Grant of Performance Compensation Units. On the Effective Date, the Executive shall be awarded (i) a Standard Performance Compensation Award in the amount of 12,000 Performance Units for each of 2006, 2007 and 2008; and (ii) a Supplemental Performance Compensation Award in the amount of 25,000 Performance Units, which Performance Compensation Awards shall be subject to the achievement of certain performance criteria in accordance with the terms of the LTIP and the Performance Compensation Award Agreement to be entered into contemporaneously herewith by the Company and the Executive (the “Performance Compensation Awards”).
6.	Employee Benefit Programs.
          (a) General Benefits. During the Term of Employment as President and Chief Executive Officer, the Executive shall be entitled to participate in such employee benefit plans and programs of the Company as are made available to the Company’s senior level executives or to its employees generally, as such plans or programs may be in effect from time to time, including, without limitation, health, medical, dental, long-term disability, travel accident and life insurance plans.
          (b) Deferral of Compensation. The Executive shall be permitted to elect to defer receipt, pursuant to written deferral election terms and forms (the “Deferral Election Forms”) consistent with Section 409A of the Code, as hereinafter defined, of all or a specified portion of his annual incentive compensation under Section 4 and his long term incentive compensation under Section 5; provided, however, that such deferrals shall not reduce the Executive’s total cash compensation in any calendar year below the sum of (i) the FICA maximum taxable wage base plus (ii) the amount needed, on an after-tax basis, to enable the Executive to pay the 1.45% Medicare tax imposed on his wages in excess of such FICA maximum taxable wage base.
          The Company and the Executive agree that compensation deferred pursuant to this Section 6(b) shall be fully vested and nonforfeitable; however, the Executive acknowledges that his rights to the deferred compensation provided for in this Section 6(b) shall be no greater than those of a general unsecured creditor of the Company, and that such rights may not be pledged, collateralized, encumbered, hypothecated, or liable for or subject to any lien, obligation, or liability of the Executive, or be assignable or transferable by the Executive, otherwise than by will or the laws of descent and distribution, provided that the Executive may designate one or more beneficiaries to receive any payment of such amounts in the event of his death.
7.	Disability.
          (a) During the Term of Employment, the Executive shall be entitled to disability coverage as described in this Section 7(a). In the event the Executive becomes disabled, as that term is defined under the Company’s Long-Term Disability Plan, the Executive shall be entitled to receive pursuant to the Company’s Long-Term Disability Plan or otherwise, and in place of his Base Salary, an amount equal to 60% (or at the rate then applicable) of his Base Salary, at the annual rate in effect on the commencement date of his eligibility for the Company’s long-term disability benefits (“Commencement Date”) for a period beginning on the Commencement Date and ending with the Executive’s attainment of age 65. If (i) the Executive ceases to be disabled during the Term of Employment (as determined in accordance with the terms of the Long-Term Disability Plan), (ii) the positions set forth in Section 2(a) are then vacant and (iii) the Company requests in writing that he resume such positions, he may elect to resume such positions by written notice to the Company within 15 days after the Company delivers its request. If he resumes such positions, he shall thereafter be entitled to his Base Salary at the annual rate in effect on the Commencement Date and, for the year he resumes his positions, a pro rata Annual Incentive Award at 75% of Base Salary for such year. If he ceases to be disabled during the Term of Employment and does not resume his positions in accordance with the preceding sentence, he shall be treated as if he voluntarily terminated his employment pursuant to Section 9(e) as of the date the Executive ceases to be disabled. If the Executive is not offered such positions after he ceases to be disabled during the Term of Employment, he shall be treated as if his employment was terminated Without Cause pursuant to Section 9(c) as of the date the Executive ceases to be disabled.
          (b) The Executive shall be entitled to a pro rata Annual Incentive Award at 75% of Base Salary for the year in which the Commencement Date occurs, payable in accordance with the terms of the annual incentive compensation plan and at the time set forth in Section 4 hereof. The Executive shall not be entitled to any Annual Incentive Award with respect to the period following the Commencement Date. If the Executive recommences his positions in accordance with Section 7(a), he shall be entitled to a pro rata Annual Incentive Award at 75% of Base Salary for the year he resumes such positions and shall thereafter be entitled to Annual Incentive Awards in accordance with Section 4 hereof.
          (c) During the period the Executive is receiving disability benefits pursuant to Section 7(a) above, he shall continue to be treated as an employee for purposes of all employee benefits and entitlements in which he was participating on the Commencement Date, including without limitation, the benefits and entitlements referred to in Section 5 and 6 above, except that the Executive shall not be entitled to receive any annual salary increases or any new long-term incentive plan grants or elect to defer compensation following the Commencement Date.
8.	Reimbursement of Business and Other Expenses: Perquisites.

          (a) The Executive is authorized to incur reasonable expenses in carrying out his duties and responsibilities under this Agreement, and the Company shall promptly reimburse him on a monthly basis for all such business expenses incurred in connection therewith in the prior month, subject to documentation in accordance with the Company’s policy.
9.	Termination of Employment.
          (a) Termination Due to Death or Disability. The Term of Employment shall be terminated immediately upon the death or disability (as such term is defined under the Company’s Long-Term Disability Plan) of the Executive. In the event the Executive’s employment with the Company is terminated due to his death or disability, the Executive, his estate or his beneficiaries, as the case may be, shall be entitled to and their sole remedies under this Agreement shall be:
(i)	Base Salary through the date of death or the Commencement Date, as the case may be, which shall be paid in a single lump sum 15 days following the Executive’s death or the Commencement Date, as the case may be;

(ii)	pro rata Annual Incentive Award at 75% of Base Salary for the year in which the Executive’s death, or the Commencement Date, as the case may be, occurs, which shall be payable in a lump sum 30 days after his death or on the first day following the six-month anniversary of the Executive’s termination of employment by reason of disability;

(iii)	elimination of all restrictions on any Restricted Share Grants or deferred stock awards outstanding at the time of his death, or the Commencement Date, as the case may be;

(iv)	immediate vesting of all outstanding stock options and the right to exercise such stock options as is provided in any stock option award agreement to which the Executive is a party;

(v)	immediate vesting of all outstanding Performance Compensation Awards for which target performance has been achieved through the date of death or the Commencement Date, as the case may be, payable in a lump sum in cash or stock 30 days after his death or on the first day following the six-month anniversary of the Executive’s termination of employment by reason of disability, as the case may be;

(vi)	the balance of any Annual Incentive Awards earned as of December 31 of the prior year (but not yet paid), which shall be paid in a single lump sum and in accordance with the terms of such awards;

(vii)	settlement of all deferred compensation arrangements in accordance with the Executive’s duly executed Deferral Election Forms; and

(viii)	other or additional benefits then due or earned, payable in accordance with applicable plans and programs of the Company.
          (b) Termination by the Company for Cause.
(i)	The Term of Employment may be terminated by the Company for Cause. “Cause” shall mean:
(A)	The Executive’s willful and material breach of Sections 10, 11 or 12 of this Agreement;

(B)	The Executive is convicted of a felony or pleads guilty or nolo contendre to an offense that is a felony in the jurisdiction where committed;

(C)	The Executive engages in conduct that constitutes willful gross neglect or willful gross misconduct in carrying out his duties under this Agreement, resulting, in either case, in material harm to the financial condition or reputation of the Company;

(D)	The Executive’s failure to cooperate, if requested by the Board, with any investigation or inquiry into his or the Company’s business practices, whether internal or external, including, but not limited to the Executive’s refusal to be deposed or to provide testimony at any trial or inquiry;

(E)	The Executive’s substantial and continued refusal to perform his duties;

(F)	The Executive’s violation of a material Company Policy; and,

(G)	The Executive engages in any act or series of acts that constitute misconduct requiring a restatement of the Company’s financial statements pursuant to the Sarbanes-Oxley Act of 2002.

For purposes of this Agreement, an act or failure to act on the Executive’s part shall be considered “willful” if it was done or omitted to be done by him not in good faith, and shall not include any act or failure to act resulting from any incapacity of the Executive.
(ii)	A termination for Cause shall not take effect unless the provisions of this paragraph (ii) are complied with. The Executive shall be given written notice by the Company of its intention to terminate him for Cause, such notice (A) to state in detail the particular act or acts or failure or failures to act that constitute the grounds on which the proposed termination for Cause is based and (B) to be given within 90 days of the Company’s learning of such act or acts or failure or failures to act. The Executive shall have 20 days after the date that such written notice has been given to him in which to cure such conduct, to the extent such cure is possible. If he fails to cure such conduct, the Executive shall then be entitled to a hearing before the Board at which the Executive is entitled to appear. Such hearing shall be held within 25 days of such notice to the Executive, provided he requests such hearing within 10 days of the written notice from the Company of the intention to terminate him for Cause. If, within five days following such hearing, the Executive is furnished written notice by the Board confirming that, in its judgment, grounds for Cause on the basis of the original notice exist, he shall thereupon be terminated for Cause.

(iii)	In the event the Company terminates the Executive’s employment for Cause, he shall be entitled to and his sole remedies under this Agreement shall be:
(A)	Base Salary through the date of the termination of his employment for Cause, which shall be paid in a single lump sum 15 days following the Executive’s termination of employment;

(B)	any Annual Incentive Awards earned as of December 31 of the prior year (but not yet paid), which shall be paid in a single lump and in accordance with the terms of such awards;

(C)	settlement of all deferred compensation arrangements in accordance with the Executive’s duly executed Deferral Election Forms; and

(D)	other or additional benefits then due or earned, payable in accordance with applicable plans or programs of the Company.

          (c) Termination Without Cause or Constructive Termination Without Cause. Prior to a Change in Control. In the event the Executive’s employment with the Company is terminated without Cause (which termination shall be effective as of the date specified by the Company in a written notice to the Executive), other than due to death, or disability, or in the event there is a Constructive Termination Without Cause (as defined below), in either case prior to a Change in Control (as defined below) the Executive shall be entitled to and his sole remedies under this Agreement shall be:
(i)	Base Salary through the date of termination of the Executive’s employment, which shall be paid in a single lump sum 15 days following the Executive’s termination of employment;

(ii)	Base Salary, at the annualized rate in effect on the date of termination of the Executive’s employment (or in the event a reduction in Base Salary is a basis for a Constructive Termination Without Cause, then the Base Salary in effect immediately prior to such reduction), continued for a period of 12 months following such termination payable in 12 equal monthly installments beginning on the first day following the six month anniversary after the date of the Executive’s termination of employment (the 12 month period following termination of employment is referred to as the “Severance Period”);

(iii)	pro rata Annual Incentive Award at 75% of Base Salary for the year in which termination occurs, payable in a lump sum payable on the first day following the six-month anniversary after the date of the Executive’s termination of employment;

(iv)	elimination of all restrictions on any Restricted Share Grants or deferred stock awards outstanding at the time of termination of employment;

(v)	any outstanding stock options, which are unvested, shall vest and the Executive shall have the right to exercise any vested stock options as provided in any stock option award agreement to which the Executive is a party;

(vi)	immediate vesting of all outstanding Performance Compensation Awards for which target performance has been achieved through the date of termination, payable on the first day following the six-month anniversary of the date of the Executive’s termination of employment;

(vii)	the balance of any Annual Incentive Awards earned as of December 31 of the prior year (but not yet paid), which shall be paid in a single lump sum and in accordance with the terms of such awards;

(viii)	settlement of all deferred compensation arrangements in accordance with the Executive’s duly executed Deferral Election Forms;

(ix)	continued participation in all medical, health and life insurance plans at the same benefit level at which he was participating on the date of the termination of his employment until the earlier of:
(A)	the expiration of the Severance Period; or

(B)	the date, or dates, he receives equivalent coverage and benefits under the plans and programs of a subsequent employer;
provided, however, to the extent that any such benefits cannot be provided on a non-taxable basis to the Executive and the provision thereof would cause any part of the benefits to be subject to additional taxes and interest under Section 409A of the Code, then the provision of such benefits shall be deferred to the earliest date upon which such benefits can be provided without being subject to such additional taxes and interest; and,

(x)	other or additional benefits then due or earned, payable in accordance with applicable plans and programs of the Company.
          A termination without “Cause” shall mean the Executive’s employment is terminated by the Company for any reason other than Cause (as defined in Section 9(b)) or due to death or disability.
          “Constructive Termination Without Cause” shall mean a termination of the Executive’s employment at his initiative as provided in this Section 9(c) following the occurrence, without the Executive’s written consent, of one or more of the following events (except as a result of a prior termination):
(A)	a material diminution or change, adverse to the Executive, in the Executive’s positions, titles, or offices as set forth in Section 2(a), status, rank, nature of responsibilities, or authority within the Company, or a removal of the Executive from or any failure to elect or re-elect or, as the case may be, nominate the Executive to any such positions or offices, including as a member of the Board;

(B)	an assignment of any duties to the Executive which are inconsistent with his status as President and Chief Executive Officer of the Company and other positions held under Section 3(a);

(C)	a decrease in annual Base Salary or target Annual Incentive Award opportunity;

(D)	any other failure by the Company to perform any material obligation under, or breach by the Company of any material provision of, this Agreement that is not cured within 30 days after receipt by the Company of written notice thereof from the Executive; or

(E)	a relocation of the corporate offices of the Company outside a 35-mile radius of New York, New York.
     Notwithstanding anything to contrary contained in this Agreement, a Constructive Termination Without Cause shall not have occurred if the occurrence of an event which would otherwise constitute Constructive Termination Without Cause under this Agreement arises out of or in connection with any transaction between the Company and Mariner.
          (d) Termination Upon a Change of Control. The Term of Employment shall be terminated immediately upon a Change of Control (as defined below). In the event the Executive’s employment with the Company is terminated due to a Change of Control, the Executive shall be entitled to and his sole remedies under this Agreement shall be:
(i)	Base Salary through the date of the Change of Control, which shall be paid in a single lump sum 15 days following the date of the Executive’s termination of employment;

(ii)	pro rata Annual Incentive Award at 75% of Base Salary for the year in which the Change of Control occurs, which shall be payable in a lump sum on the first day following the six month anniversary of the Executive’s termination of employment;

(iii)	elimination of all restrictions on any Restricted Share Grants or deferred stock awards outstanding on the date of the Change of Control;

(iv)	immediate vesting of all outstanding stock options and the right to exercise such stock options as provided in any stock option award agreement to which the Executive is a party;

(v)	immediate vesting of all outstanding Performance Compensation Awards for which target performance has been achieved through the date of the Change of Control, payable in a lump sum in cash or stock on the first day following the six month anniversary of the Executive’s termination of employment;

(vi)	the balance of any Annual Incentive Awards earned as of December 31 of the prior year (but not yet paid), which shall be paid in a single lump sum and in accordance with the terms of such awards;

(vii)	settlement of all deferred compensation arrangements in accordance with the Executive’s duly executed Deferral Election Forms; and

(viii)	other or additional benefits then due or earned, payable in accordance with applicable plans and programs of the Company.
A “Change in Control” shall be deemed to have occurred if:
(i)	any Person (other than the Company, any trustee or other fiduciary holding securities under any employee benefit plan of the Company, or any company owned, directly or indirectly, by the stockholders of the Company immediately prior to the occurrence with respect to which the evaluation is being made in substantially the same proportions as their ownership of the common stock of the Company) becomes the Beneficial Owner (except that a Person shall be deemed to be the Beneficial Owner of all shares that any such Person has the right to acquire pursuant to any agreement or arrangement or upon exercise of conversion rights, warrants or options or otherwise, without regard to the sixty day period referred to in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company or any Significant Subsidiary (as defined below), representing 50% or more of the combined voting power of the Company’s or such subsidiary’s then outstanding securities;

(ii)	during any period of two consecutive years, individuals who at the beginning of such period constitute the Board, and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in clause (i), (iii), or (iv) of this paragraph) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the two-year period or whose election or nomination for election was previously so approved but excluding for this purpose any such new director whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of an individual, corporation, partnership, group, associate or other entity or Person other than the Board, cease for any reason to constitute at least a majority of the Board;

(iii)	the consummation of a merger or consolidation of the Company or any subsidiary owning directly or indirectly all or substantially all of the consolidated assets of the Company (a “Significant Subsidiary”) with any other entity, other than a merger or consolidation which would result in the voting securities of the Company or a Significant Subsidiary outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving or resulting entity) more than 50% of the combined voting power of the surviving or resulting entity outstanding immediately after such merger or consolidation;

(iv)	the consummation of a plan or agreement for the sale or disposition of all or substantially all of the consolidated assets of the Company (other than such a sale or disposition immediately after which such assets will be owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of the common stock of the Company immediately prior to such sale or disposition) in which case the Board shall determine the effective date of the Change in Control resulting therefrom; or

(v)	any other event occurs which the Board determines, in its discretion, would materially alter the structure of the Company or its ownership.
          For purposes of this definition:
(A)	The term “Beneficial Owner” shall have the meaning ascribed to such term in Rule 13d-3 under the Exchange Act (including any successor to such Rule).

(B)	The term “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, or any successor act thereto.

(C)	The term “Person” shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including “group” as defined in Section 14(d) thereof.
     Notwithstanding anything to contrary contained in this Agreement, a Change in Control shall not have occurred if the occurrence of an event which would otherwise constitute a Change in Control under this Agreement arises out of or in connection with any transaction between the Company and Mariner.
          (e) Voluntary Termination. In the event of a termination of employment by the Executive on his own initiative after delivery of 10 business days advance written notice, other than a termination due to death, disability or a Constructive Termination Without Cause, the Executive shall have the same entitlements as provided in Section 9(b)(iii) above for a termination for Cause. Notwithstanding any implication to the contrary, the Executive shall not have the right to terminate his employment with the Company during the Term of Employment except in the event of a Constructive Termination Without Cause, and any voluntary termination of employment during the Term of Employment in violation of this Agreement shall be considered a material breach.
          (f) No Mitigation; No Offset. In the event of any termination of employment, the Executive shall be under no obligation to seek other employment and, except as provided in Section 9(c)(ix), amounts due the Executive under this Agreement shall not be offset by any remuneration attributable to any subsequent employment that he may obtain.
          (g) Nature of Payments. Any amounts due under this Section 9 are in the nature of severance payments considered to be reasonable by the Company and are not in the nature of a penalty.
          (h) No Further Liability; Release. In the event of the Executive’s termination of employment, payment made and performance by the Company in accordance with this Section 9 shall operate to fully discharge and release the Company and its directors, officers, employees, subsidiaries, affiliates, stockholders, successors, assigns, agents and representatives from any further obligation or liability with respect to the Executive’s rights under this Agreement. Other than payment and performance under this Section 9, the Company and its directors, officers, employees, subsidiaries, affiliates, stockholders, successors, assigns, agents and representatives shall have no further obligation or liability to the Executive or any other person under this Agreement in the event of the Executive’s termination of employment. The Company shall have the right to condition the payment of any severance or other amounts pursuant to this Section 9 upon the delivery by the Executive to the Company of a release in the form satisfactory to the Company releasing any and all claims the Executive may have against the Company and its directors, officers, employees, subsidiaries, affiliates, stockholders, successors, assigns, agents and representatives arising out of this Agreement.

10.	Confidentiality: Cooperation with Regard to Litigation; Non-Disparagement; Return of Company Materials.
          (a) During the Term of Employment and thereafter, the Executive shall not, without the prior written consent of the Company, disclose to anyone (except in good faith in the ordinary course of business to a person who will be advised by the Executive to keep such information confidential) or make use of any Confidential Information, except in the performance of his duties hereunder or when required to do so by legal process, by any governmental agency having supervisory authority over the business of the Company or by any administrative or legislative body (including a committee thereof) that requires him to divulge, disclose or make accessible such information. In the event that the Executive is so ordered, he shall give prompt written notice to the Company in order to allow the Company the opportunity to object to or otherwise resist such order.
          (b) During the Term of Employment and thereafter, the Executive shall not disclose the existence or contents of this Agreement beyond what is disclosed in the proxy statement or documents filed with the government unless and to the extent such disclosure is required by law, by a governmental agency, or in a document required by law to be filed with a governmental agency or in connection with enforcement of his rights under this Agreement. In the event that disclosure is so required, the Executive shall give prompt written notice to the Company in order to allow the Company the opportunity to object to or otherwise resist such requirement. This restriction shall not apply to such disclosure by him to members of his immediate family, his tax, legal or financial advisors, any lender, or tax authorities, or to potential future employers to the extent necessary, each of whom shall be advised not to disclose such information.
          (c) “Confidential Information” shall mean (i) all information concerning the business of the Company or any Subsidiary including information relating to any of their products, product development, trade secrets, customers, suppliers, finances, and business plans and strategies, and (ii) information regarding the organization structure and the names, titles, status, compensation, benefits and other proprietary employment-related aspects of the employees of the Company and the Company’s employment practices. Excluded from the definition of Confidential Information is information (A) that is or becomes part of the public domain, other than through the breach of this Agreement by the Executive or (B) regarding the Company’s business or industry properly acquired by the Executive in the course of his career as an executive in the Company’s industry and independent of the Executive’s employment by the Company. For this purpose, information known or available generally within the trade or industry of the Company or any Subsidiary shall be deemed to be known or available to the public.
          (d) “Subsidiary” shall mean any corporation controlled directly or indirectly by the Company.
          (e) The Executive agrees to cooperate with the Company, during the Term of Employment and thereafter (including following the Executive’s termination of employment for any reason), by making himself reasonably available to testify on behalf of the Company or any Subsidiary in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, and to assist the Company, or any Subsidiary, in any such action, suit, or proceeding, by providing information and meeting and consulting with the Board or its representatives or counsel, or representatives or counsel to the Company, or any Subsidiary as requested; provided, however that the same does not materially interfere with his then current professional activities. The Company agrees to reimburse the Executive on a monthly basis for all expenses actually incurred in the prior month in connection with his provision of testimony or assistance.
          (f) The Executive agrees that, during the Term of Employment and thereafter (including following the Executive’s termination of employment for any reason) he will not make statements or representations, or otherwise communicate, directly or indirectly, in writing, orally, or otherwise, or take any action which may, directly or indirectly, disparage the Company or any Subsidiary or their respective officers, directors, employees, advisors, businesses or reputations. The Company agrees that, during the Term of Employment and thereafter (including following the Executive’s termination of employment for any reason) the Company will not make statements or representations, or otherwise communicate, directly or indirectly, in writing, orally, or otherwise, or take any action which may directly or indirectly, disparage the Executive or his business or reputation. Notwithstanding the foregoing, nothing in this Agreement shall preclude either the Executive or the Company from making truthful statements or disclosures that are required by applicable law, regulation, or legal process.
          (g) Upon any termination of employment, the Executive agrees to deliver any Company property and any documents, notes, drawings, specifications, computer software, data and other materials of any nature pertaining to any Confidential Information that are held by the Executive and will not take any of the foregoing, or any reproduction of any of the foregoing, that is embodied in any tangible medium of expression, provided that the foregoing shall not prohibit the Executive from retaining his personal phone directories and rolodexes.
11.	Non-competition.
          (a) During the Restriction Period (as defined in Section 11(b) below), the Executive shall not engage in Competition with the Company or any Subsidiary. “Competition” shall mean engaging in any activity, except as provided below, for a Competitor of the Company or any Subsidiary, whether as an employee, consultant, principal, agent, officer, director, partner, shareholder (except as a less than one percent shareholder of a publicly traded company) or otherwise. A “Competitor” shall mean any business (in the U.S. or any country in which the Company or any Subsidiary operates) which is in material competition with the Company or any Subsidiary and in which the Executive’s functions would be substantially similar to the Executive’s functions with the Company. If the Executive commences employment or becomes a consultant, principal, agent, officer, director, partner, or shareholder of any entity that is not a Competitor at the time the Executive initially becomes employed or becomes a consultant, principal, agent, officer, director, partner, or shareholder of the entity, future activities of such entity shall not result in a violation of this provision unless (x) such activities were contemplated by the Executive at the time the Executive initially became employed or becomes a consultant, principal, agent, officer, director, partner, or shareholder of the entity or (y) the Executive commences directly or indirectly to advise, plan, oversee or manage the activities of an entity which becomes a Competitor during the Restriction Period, that activities are competitive with the activities of the Company or any Subsidiary.
          (b) For the purposes of this Section 11, “Restriction Period” shall mean the period beginning with the Effective Date and ending with:
(i)	in the case of a termination of the Executive’s employment without Cause, upon a Change of Control or a Constructive Termination Without Cause, the Restriction Period shall terminate immediately upon the Executive’s termination of employment;

(ii)	in the case of a termination of the Executive’s employment for Cause, 12 months from the date of such termination; or

(iii)	in the case of a voluntary termination of the Executive’s employment pursuant to Section 9(e) above, 12 months from the date of such termination.
12.	Non-solicitation of Employees.
          During the period beginning with the Effective Date and ending 12 months following the termination of the Executive’s employment, the Executive shall not induce employees of the Company or any Subsidiary to terminate their employment; provided, however, that the foregoing shall not be construed to prevent the Executive from engaging in generic nontargeted advertising for employees generally. During such period, the Executive shall not hire, either directly or through any employee, agent or representative, any employee of the Company or any Subsidiary or any person who was employed by the Company or any Subsidiary within 180 days of such hiring.
13.	Remedies.
          In addition to whatever other rights and remedies the Company may have at equity or in law, if the Executive breaches any of the provisions contained in Sections 10, 11 or 12 above, the Company (a) shall have its rights under Section 10 of this Agreement, (b) shall have the right to immediately terminate all payments and benefits due under this Agreement and (c) shall have the right to seek injunctive relief. The Executive acknowledges that such a breach of Sections 10, 11 or 12 would cause irreparable injury and that money damages would not provide an adequate remedy for the Company; provided, however, the foregoing shall not prevent the Executive from contesting the issuance of any such injunction on the ground that no violation or threatened violation of Sections 10, 11 or 12 has occurred.

14.	Resolution of Disputes.
          Any controversy or claim arising out of or relating to this Agreement or any breach or asserted breach hereof or questioning the validity and binding effect hereof arising under or in connection with this Agreement, other than seeking injunctive relief under Section 13, shall be resolved by binding arbitration, to be held at an office closest to the Company’s principal offices in accordance with the rules and procedures of the American Arbitration Association, except that disputes arising under or in connection with Sections 10, 11 and 12 above shall be submitted to the federal or state courts in the State of New York. Judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. Pending the resolution of any arbitration or court proceeding, the Company shall continue payment of all amounts and benefits due the Executive under this Agreement. All reasonable costs and expenses (including fees and disbursements of counsel) incurred by the Executive pursuant to this Section 14 shall be paid on behalf of or reimbursed to the Executive on a monthly basis by the Company for reasonable costs and expenses incurred in the prior month; provided, however, that in the event the arbitrator(s) determine(s) that any of the Executive’s litigation assertions or defenses are determined to be in bad faith or frivolous, no such reimbursements shall be due the Executive, and any such expenses already paid to the Executive shall be immediately returned by the Executive to the Company.
15.	Indemnification.
          (a) Company Indemnity. The Company agrees that if the Executive is made a party, or is threatened to be made a party, to any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that he is or was a director, officer or employee of the Company or any Subsidiary or is or was serving at the request of the Company or any Subsidiary as a director, officer, member, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether or not the basis of such Proceeding is the Executive’s alleged action in an official capacity while serving as a director, officer, member, employee or agent, the Executive shall be indemnified and held harmless by the Company to the fullest extent legally permitted or authorized by the Company’s certificate of incorporation or bylaws or resolutions of the Company’s Board or, if greater, by the laws of the State of New York against all cost, expense, liability and loss (including, without limitation, attorney’s fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by the Executive in connection therewith, and such indemnification shall continue as to the Executive even if he has ceased to be a director, member, officer, employee or agent of the Company or other entity and shall inure to the benefit of the Executive’s heirs, executors and administrators. The Company shall advance to the Executive all reasonable costs and expenses to be incurred by him in connection with a Proceeding within 20 days after receipt by the Company of a written request for such advance, together with such documentation as may be reasonably requested by the Company. Such request shall include an undertaking by the Executive to repay the amount of such advance if it shall ultimately be determined that he is not entitled to be indemnified against such costs and expenses. The provisions of this Section 15(a) shall not be deemed exclusive of any other rights of indemnification to which the Executive may be entitled or which may be granted to him, and it shall be in addition to any rights of indemnification to which he may be entitled under any policy of insurance.
          (b) No Presumption Regarding Standard of Conduct. Neither the failure of the Company (including its Board, independent legal counsel or stockholders) to have made a determination prior to the commencement of any proceeding concerning payment of amounts claimed by the Executive under Section 15(a) above that indemnification of the Executive is proper because he has met the applicable standard of conduct, nor a determination by the Company (including its Board, independent legal counsel or stockholders) that the Executive has not met such applicable standard of conduct, shall create a presumption that the Executive has not met the applicable standard of conduct.
          (c) Liability Insurance. The Company agrees to continue and maintain a directors and officers’ liability insurance policy covering the Executive to the extent the Company provides such coverage for its other executive officers.
16.	Excise Tax Gross-Up.
          If the Executive becomes entitled to one or more payments (with a “payment” including, without limitation, the vesting of an option or other non-cash benefit or property), whether pursuant to the terms of this Agreement or any other plan, arrangement, or agreement with the Company or any affiliated company (the “Total Payments”), which are or become subject to the tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”) (or any similar tax that may hereafter be imposed) (the “Excise Tax”), the Company shall pay to the Executive at the time specified below an additional amount (the “Gross-up Payment”) (which shall include, without limitation, reimbursement for any penalties and interest that may accrue in respect of such Excise Tax) such that the net amount retained by the Executive, after reduction for any Excise Tax (including any penalties or interest thereon) on the Total Payments and any federal, state and local income or employment tax and Excise Tax on the Gross-up Payment provided for by this Section 16, but before reduction for any federal, state, or local income or employment tax on the Total Payments, shall be equal to the sum of (a) the Total Payments, and (b) an amount equal to the product of any deductions disallowed for federal, state, or local income tax purposes because of the inclusion of the Gross-up Payment in the Executive’s adjusted gross income multiplied by the highest applicable marginal rate of federal, state, or local income taxation, respectively, for the calendar year in which the Gross-up Payment is to be made. For purposes of determining whether any of the Total Payments will be subject to the Excise Tax and the amount of such Excise Tax:
(i)	The Total Payments shall be treated as “parachute payments” within the meaning of Section 280G(b)(2) of the Code, and all “excess parachute payments” within the meaning of Section 280G(b)(1) of the Code shall be treated as subject to the Excise Tax, unless, and except to the extent that, in the written opinion of independent compensation consultants, counsel or auditors of nationally recognized standing (“Independent Advisors”) selected by the Company and reasonably acceptable to the Executive, the Total Payments (in whole or in part) do not constitute parachute payments, or such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4) of the Code in excess of the base amount within the meaning of Section 280G(b)(3) of the Code or are otherwise not subject to the Excise Tax;
(ii)	The amount of the Total Payments which shall be treated as subject to the Excise Tax shall be equal to the lesser of (A) the total amount of the Total Payments or (B) the total amount of excess parachute payments within the meaning of Section 280G(b)(1) of the Code (after applying clause (i) above); and

(iii)	The value of any non-cash benefits or any deferred payment or benefit shall be determined by the Independent Advisors in accordance with the principles of Sections 280G(d)(3) and (4) of the Code.
                 For purposes of determining the amount of the Gross-up Payment, the Executive shall be deemed (A) to pay federal income taxes at the highest marginal rate of federal income taxation for the calendar year in which the Gross-up Payment is to be made; (B) to pay any applicable state and local income taxes at the highest marginal rate of taxation for the calendar year in which the Gross-up Payment is to be made, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes if paid in such year (determined without regard to limitations on deductions based upon the amount of the Executive’s adjusted gross income); and (C) to have otherwise allowable deductions for federal, state, and local income tax purposes at least equal to those disallowed because of the inclusion of the Gross-up Payment in the Executive’s adjusted gross income. In the event that the Excise Tax is subsequently determined to be less than the amount taken into account hereunder at the time the Gross-up Payment is made, the Executive shall repay to the Company at the time that the amount of such reduction in Excise Tax is finally determined (but, if previously paid to the taxing authorities, not prior to the time the amount of such reduction is refunded to the Executive or otherwise realized as a benefit by the Executive) the portion of the Gross-up Payment that would not have been paid if such Excise Tax had been applied in initially calculating the Gross-up Payment, plus interest on the amount of such repayment at the rate provided in Section 1274(b)(2)(B) of the Code. In the event that the Excise Tax is determined to exceed the amount taken into account hereunder at the time the Gross-up Payment is made (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-up Payment), the Company shall make an additional Gross-up Payment in respect of such excess (plus any interest and penalties payable with respect to such excess) at the time that the amount of such excess is finally determined.
                 The Gross-up Payment provided for above shall be paid on the 30th day after it has been determined that the Total Payments (or any portion thereof) are subject to the Excise Tax and that the Executive has the right to such Gross-up Payment pursuant to this Section 16 ; provided, however, that if the amount of such Gross-up Payment or portion thereof cannot be finally determined by such date, the Company shall pay to the Executive on such date an estimate, as determined by the Independent Advisors, of the minimum amount of such payments and shall pay the remainder of such payments, if any, (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code), immediately upon the determination of the amount thereof. In the event that the amount of the estimated payments exceeds the amount subsequently determined to have been due, the Executive shall immediately repay such excess to the Company on the date such amount is finally determined (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code). If more than one Gross-up Payment is made, the amount of each Gross-up Payment shall be computed so as not to duplicate any prior Gross-up Payment. The Company shall have the right to control all proceedings with the Internal Revenue Service that may arise in connection with the determination and assessment of any Excise Tax and, at its sole option, the Company may pursue or forego any and all administrative appeals, proceedings, hearings, and conferences with any taxing authority in respect of such Excise Tax (including any interest or penalties thereon); provided, however, that the Company’s control over any such proceedings shall be limited to issues with respect to which a Gross-up Payment would be payable hereunder, and the Executive shall be entitled to settle or contest any other issue raised by the Internal Revenue Service or any other taxing authority. The Executive shall cooperate with the Company in any proceedings relating to the determination and assessment of any Excise Tax and shall not take any position or action that would materially increase the amount of any Gross-Up Payment hereunder.
17.	Effect of Agreement on Other Benefits.
          Except as specifically provided in this Agreement, the existence of this Agreement shall not be interpreted to preclude, prohibit or restrict the Executive’s participation in any other employee benefit or other plans or programs in which he currently participates.
18.	Assignability: Binding Nature.
          No rights or obligations of either the Executive (except as provided in Section 24, below) or the Company under this Agreement may be assigned or transferred including without limitation, those rights or obligations customarily assigned or transferred in connection with the merger, consolidation, sale, or transfer of all, or substantially all of the assets, of the Company; provided, however, that this Agreement shall be binding upon and inure to the benefit of the heirs of the Executive and that the Executive’s rights to compensation and benefits may be transferred by will or the laws of descent and distribution.
19.	Representation.
          The Company represents and warrants that it is fully authorized and empowered to enter into this Agreement and that the performance of its obligations under this Agreement will not violate any agreement between it and any other person, firm or organization.
20.	Entire Agreement.
          This Agreement contains the entire understanding and agreement between the Parties concerning the subject matter hereof and, as of the Effective Date, supersedes all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, between the Parties with respect thereto, except with respect to the specific award agreements referred to herein and, for the avoidance of doubt, is not intended to, nor does it in any way, address the rights and obligations of the Executive arising out of any agreement between the Executive and Mariner, pursuant to which Mariner holds as nominee for the Executive options to purchase shares of the Company.
21.	Amendment or Waiver.
          No provision in this Agreement may be amended unless such amendment is agreed to in writing and signed by the Executive and an authorized officer of the Company. Except as set forth herein, no delay or omission to exercise any right, power or remedy accruing to any Party shall impair any such right, power or remedy or shall be construed to be a waiver of or an acquiescence to any breach hereof. No waiver by either Party of any breach by the other Party of any condition or provision contained in this Agreement to be performed by such other Party shall be deemed a waiver of a similar or dissimilar condition or provision at the same or any prior or subsequent time. Any waiver must be in writing and signed by the Executive or an authorized officer of the Company, as the case may be.
22.	Severability.
          In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.
23.	Survivorship.
          The respective rights and obligations of the Parties hereunder shall survive any termination of the Executive’s employment to the extent necessary to the intended preservation of such rights and obligations.
24.	Beneficiaries/References.
          The Executive shall be entitled, to the extent permitted under any applicable law, to select and change a beneficiary or beneficiaries to receive any compensation or benefit payable hereunder following the Executive’s death by giving the Company written notice thereof. In the event of the Executive’s death or a judicial determination of his incompetence, reference in this Agreement to the Executive shall be deemed, where appropriate, to refer to his beneficiary, estate or other legal representative.
25.	Governing Law/Jurisdiction.

          This Agreement shall be governed by and construed and interpreted in accordance with the laws of New York without reference to principles of conflict of laws. Subject to Section 14, the Company and the Executive hereby consent to the jurisdiction of any or all of the following courts for purposes of resolving any dispute under this Agreement: (i) the United States District Court for the Southern District of New York or (ii) any of the courts of the State of New York. The Company and the Executive further agree that any service of process or notice requirements in any such proceeding shall be satisfied if the rules of such court relating thereto have been substantially satisfied. The Company and the Executive hereby waive, to the fullest extent permitted by applicable law, any objection which it or he may now or hereafter have to such jurisdiction and any defense of inconvenient forum.
26.	Notices.
          Any notice given to a Party shall be in writing and shall be deemed to have been given when delivered personally or sent by certified or registered mail, postage prepaid, return receipt requested, duly addressed to the Party concerned at the address indicated below or to such changed address as such Party may subsequently give such notice of:

If to the Company:
Paul J. Hart
General Counsel
NYMAGIC, INC.
919 Third Avenue, 10th Floor
New York, New York 10022

If to the Executive:
A. George Kallop
840 Park Avenue
New York, New York 10021
27.	Headings and Construction.
          The headings of the sections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement. For purposes of this Agreement, the term “termination” when used in the context of a condition to, or timing of, payment hereunder shall be interpreted to mean a “separation from service” as that term is used in Section 409A of the Code.
28.	Counterparts.
          This Agreement may be executed in two or more counterparts.
[Remainder of Page Intentionally Left Blank; Signature Page Follows]

     IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

NYMAGIC, INC.

By:	/s/ Paul J. Hart

Name:Paul J. Hart
Title: Senior Vice President,
General Counsel and Secretary

THE EXECUTIVE

/s/ A. George Kallop

A. George Kallop